Exhibit 99.1

For Immediate Release

Dorman Products, Inc. Reports Second Quarter 2019 Results

Highlights:

•	Net sales of $254.2 million, up 7% compared to $238.1 million in Q2 2018.

•	Diluted earnings per share (EPS) on a GAAP basis of $0.66 compared to $1.03 in Q2 2018.

•	Adjusted diluted EPS of $0.68 compared to $1.09 in Q2 2018.

COLMAR, PA (July 30, 2019) – Dorman Products, Inc. (the “Company” or “Dorman”) (NASDAQ:DORM), a leading supplier in the Automotive Aftermarket, today announced its financial results for the second quarter ended June 29, 2019.

2nd Quarter Financial Results

The Company reported second quarter 2019 net sales of $254.2 million, up 7% compared to net sales of $238.1 million in the second quarter of 2018. Sales growth in the quarter attributable to acquisitions was approximately 2%.

Gross profit was $87.1 million in the second quarter compared to $92.7 million for the same quarter last year. Gross margin for the second quarter was 34.3% compared to 38.9% in the same quarter last year. Adjusted gross margin was 34.3% in the quarter compared to 39.3% in the same quarter last year. The gross margin decline was primarily due to the pass-through of tariff costs to our customers, acquisitions completed in the last 12 months which carry lower gross margins compared to our historical levels, and redundant overhead costs as the result of operating out of two distribution locations in Portland, TN. We also experienced a negative mix impact in the quarter as growth from our seasonal, lower margin categories outpaced growth from our high margin categories.

Selling, general and administrative (“SG&A”) expenses were $59.9 million, or 23.6% of net sales, in the second quarter of 2019 compared to $49.9 million, or 21.0% of net sales, in the same quarter last year. Adjusted SG&A expenses were $59.0 million, or 23.2% of net sales, in the quarter compared to $48.1 million, or 20.2% of net sales, in the same quarter last year. The increase in SG&A expenses as a percentage of sales was primarily due to the temporary duplication of facility overhead and operating costs related to our distribution center consolidation.

Income tax expense was $5.8 million in the second quarter of 2019, or 21.1% of income before income taxes, down from $8.5 million, or 19.9% of income before income taxes, recorded in the same quarter last year. The increase in tax rate compared to the same quarter last year is primarily a result of lower expected tax benefits from foreign operations.

Net income for the second quarter of 2019 was $21.5 million, or $0.66 per diluted share, compared to $34.3 million, or $1.03 per diluted share, in the same quarter last year. Adjusted net income in the second quarter was $22.2 million, or $0.68 per diluted share, compared to $36.2 million, or $1.09 per diluted share, in the same quarter last year.

Please refer to the Non-GAAP Financial Measures reported in the supplemental schedules at the end of this release for a detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information (Non-GAAP).

Kevin Olsen, Dorman Products President and Chief Executive Officer, stated: “The first half of 2019 was challenging, primarily due to the temporary headwinds relating to higher distribution costs as we continued to work towards consolidating our distribution locations in Portland, Tennessee and a product sales mix that pressured margins. In addition, second quarter sales growth was not as strong as we had previously anticipated primarily due to softness of end market demand from our Traditional (non-retail) channel. As a result, we are lowering our full year EPS outlook. However, we do expect a stronger back half in 2019 driven primarily by gross and operating margin improvement. We are targeting to be fully operating out of our new distribution facility as we exit 2019 and expect our distribution costs to be back to more typical levels as we move through 2020. Initially, we anticipated this consolidation to be completed in the second quarter, but we delayed the consolidation by approximately six months to minimize customer disruption.”

Mr. Olsen continued “Our outlook for the Automotive Aftermarket remains bullish, underscored by solid industry fundamentals. We are continuing to launch new products at a very healthy pace enabling our customers to achieve year-over-year sales growth while offering our end users a high-quality alternative to the OE. In the second quarter of this year, we launched 1,824 new SKU’s, a 48% increase compared to 1,235 SKU’s launched in the second quarter last year, with 451 New to the Aftermarket SKU’s as well as 206 heavy duty SKU’s. Year to date, the percentage of our net sales from products launched in the last twenty-four months was 18% which showcases the strength of our innovation capabilities and product vitality. In addition, year to date growth of both our Heavy Duty and Complex Electronics product lines continues to outpace our overall business. Our strong go-to-market strategy, competitive advantage, and strong balance sheet will position us well to continue to grow in excess of our end markets and deliver long-term value for our shareholders.”

Acquisition Integration and Distribution Facility Consolidation Activities

Acquisition integration activities for MAS and Flight Systems were completed in the first quarter of 2019 and have gone according to plan. In the second quarter of 2019, we incurred costs of $0.3 million primarily related to acquisition integration activities taking place during the first quarter, and costs of $2.8 million primarily related to acquisition integration and accelerated depreciation have been incurred year to date. Moving forward, we anticipate that these expenses are fully behind us. These costs are excluded from our Non-GAAP financial measures.

As discussed above, in the first quarter of 2019 we began the process of moving our distribution facility in Portland, to a new, larger facility that is near our existing facility. We expect to be fully operating out of our new facility as we exit 2019. Year to date, we have incurred approximately $10.2 million ($7.9 million after tax or $0.24 per diluted share) of costs due to start up inefficiencies and duplication of facility overhead and operating costs related to our consolidation activities, with $2.1 million ($1.7 million after tax or $0.05 per diluted share) included in gross profit and $8.0 million ($6.2 million after tax or $0.19 per diluted share) in SG&A expenses. These costs are included in our Non-GAAP financial measures.

2019 Guidance

We are lowering our full year 2019 EPS guidance and now expect full year GAAP diluted EPS of between $3.06 and $3.30 and Non-GAAP diluted EPS of between $3.26 and $3.46. We expect second half of 2019 GAAP diluted EPS of between $1.70 and $1.93 and Non-GAAP diluted EPS of between $1.80 and $2.00 compared to GAAP diluted EPS of $1.37 and Non-GAAP diluted EPS of $1.46 in the first half of 2019. Second half of 2019 GAAP and Non-GAAP gross margin is anticipated to be in the 35% to 36% range, and GAAP operating margin is expected to be in the 12% to 14% range and Non-GAAP operating margin is expected to be in the 13% to 15% range.

Included in the GAAP and Non-GAAP EPS guidance for the second half of the year is anticipated cost of approximately $10.9 million ($8.5 million after tax or $0.26 per diluted share) related to start up inefficiencies and duplication of facility overhead and operating costs related to our distribution facility move, with $2.4 million ($1.9 million after tax or $0.06 per diluted share) of expected costs to be included in gross profit and $8.5 million ($6.6 million after tax or $0.20 per diluted share) of expected cost to be included in SG&A expenses. For the full year, we expect approximately $21.1 million ($16.3 million after tax or $0.50 per share) of such costs, with $4.6 million ($3.5 million after tax or $0.11 per diluted share) to be included in gross profit and $16.5 million ($12.8 million after tax or $0.39 per diluted share) to be included in SG&A expenses.

We have also revised our previous guidance of estimated net sales growth to now be between 7% and 9% for fiscal 2019. The midpoint of this guidance assumes we do not recover the softer end market demand we experienced in the first half of 2019 from our Traditional (non-retail) channel which is expected to be partially offset by a net sales increase due to price changes related to the most recent tariff changes.

Please refer to the 2019 Guidance table at the end of this release for a detailed reconciliation of the forecasted (GAAP) financial information to the forecasted adjusted financial information (Non-GAAP). We have not assumed any share repurchases in this guidance.

Share Repurchases

Under its share repurchase program, Dorman repurchased 171.6 thousand shares of its common stock for $14.4 million at an average share price of $83.90 during the quarter ended June 29, 2019. The Company has $160.6 million left under its current share repurchase authorization.

About Dorman Products

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” replacement parts to the Automotive, Medium and Heavy Duty Aftermarkets. Dorman’s products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to GAAP and Non-GAAP gross and operating margins, the impact and timing of the Company’s site consolidation activities, distribution costs, the Company’s outlook, outlook for the Automotive Aftermarket, continued launch of new products and the affect thereof, future growth, long-term value, acquisition integration and accelerated depreciation expenses, cost of start-up inefficiencies, cost of duplication of facility overhead, operating costs related to the distribution facility move, net sales, diluted EPS, adjusted diluted EPS, future growth rates, gross profits, SG&A expenses, operating margins, and tariffs. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should,” “will” and “likely” and similar expressions identify forward-looking statements. However, the absence of these words does not mean the statements are not forward-looking. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors (many of which are outside of our control) which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include, but are not limited to: (i) competition in the automotive aftermarket; (ii) unfavorable economic conditions; (iii) the loss or decrease in sales among one of our top customers; (iv) customer consolidation in the automotive aftermarket; (v) foreign currency fluctuations and our dependence on foreign suppliers; (vi) extending credit to customers; (vii) the loss of a key vendor; (viii) limited customer shelf space; (ix) reliance on new product development; (x) changes in automotive technology and improvements in the quality of new vehicle parts; (xi) claims of intellectual property infringement; (xii) quality problems with products after their production and sale to customers; (xiii) loss of third party transportation providers on whom we depend; (xiv)

unfavorable results of legal proceedings; (xv) our executive chairman and his family owning a significant portion of the Company; (xvi) operations may be subject to quarterly fluctuations and disruptions from events beyond our control; (xvii) regulations related to conflict minerals; (xviii) cyber-attacks; (xix) imposition of taxes, duties or tariffs; (xx) exposure to risks related to accounts receivable; (xxi) volatility in the market price of our common stock and potential securities class action litigation; (xxii) losing the services of our executive officers or other highly qualified and experienced contributors; and (xxiii) the inability to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. For additional information concerning factors that could cause actual results to differ materially from the information contained in this press release, reference is made to the information in Part I, “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

Investor Relations Contact

David Hession, SVP and Chief Financial Officer

dhession@dormanproducts.com

(215) 997-1800

Visit our website at www.dormanproducts.com

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	06/29/19	Pct.*	06/30/18	Pct.*
Net sales	$254,175	100.0	$238,147	100.0
Cost of goods sold	167,027	65.7	145,446	61.1
Gross profit	87,148	34.3	92,701	38.9
Selling, general and administrative expenses	59,925	23.6	49,921	21.0
Income from operations	27,223	10.7	42,780	18.0
Other income (expense), net	27	0.0	73	0.0
Income before income taxes	27,250	10.7	42,853	18.0
Provision for income taxes	5,751	2.3	8,514	3.6
Net income	$21,499	8.5	$34,339	14.4
Diluted earnings per share	$0.66		$1.03
Weighted average diluted shares outstanding	32,676		33,226

	26 Weeks		26 Weeks
Second Quarter (unaudited)	06/29/19	Pct.*	06/30/18	Pct.*
Net sales	$497,966	100.0	$465,409	100.0
Cost of goods sold	323,327	64.9	284,072	61.0
Gross profit	174,639	35.1	181,337	39.0
Selling, general and administrative expenses	117,676	23.6	98,563	21.2
Income from operations	56,963	11.4	82,774	17.8
Other income (expense), net	57	0.0	224	0.0
Income before income taxes	57,020	11.5	82,998	17.8
Provision for income taxes	12,115	2.4	18,013	3.9
Net income	$44,905	9.0	$64,985	14.0
Diluted earnings per share	$1.37		$1.95
Weighted average diluted shares outstanding	32,811		33,355

*	Percentage of sales data may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	06/29/19	12/29/18
Assets:
Cash and cash equivalents	$38,424	$43,458
Accounts receivable [1]	376,639	400,663
Inventories	291,739	270,504
Prepaid expenses	17,519	5,652
Total current assets	724,321	720,277
Property, plant & equipment, net	102,304	98,647
Right of use assets [2]	35,238	—
Goodwill and other intangible assets, net	96,454	97,770
Deferred income taxes, net	6,114	6,228
Other assets	51,826	55,184
Total assets	$1,016,257	$978,106
Liabilities & shareholders’ equity:
Accounts payable	$102,307	$109,096
Accrued customer rebates and returns [1]	89,542	96,888
Accrued expenses and other	22,634	26,155
Total current liabilities	214,483	232,139
Long-term lease liabilities [2]	32,813	—
Other long-term liabilities	18,629	18,344
Shareholders’ equity	750,332	727,623
Total liabilities and equity	$1,016,257	$978,106

[1]—The previously reported December 29, 2018 Consolidated Balance Sheet includes an adjustment to present Accrued Customer Rebates and Returns as an accrued liability. The effect of this reclassification adjustment was an $90.5 million increase to accounts receivable and other accrued liabilities as of December 29, 2018.

[2]—The Company adopted Accounting Standard Codification 842 – Leases (“ASC 842”) during the first quarter ended March 30, 2019, using the modified retrospective approach, which does not require prior periods to be restated.

Selected Cash Flow Information (unaudited):

	13 Weeks (unaudited)		26 Weeks (unaudited)
(in thousands)	06/29/19	06/30/18	06/29/19	06/30/18
Depreciation, amortization and accretion	$6,832	$6,626	$14,097	$13,004
Capital expenditures	$8,497	$5,140	$17,335	$11,416

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Our financial results include certain financial measures not derived in accordance with generally accepted accounting principles (GAAP). Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance, financial position or cash flows. Additionally, these non-GAAP measures may not be comparable to similarly titled measures reported by other companies. However, we have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measure, provides useful information to investors by offering additional ways of viewing our results, profitability trends, and underlying growth relative to prior and future periods and to our peers. Management uses these Non-GAAP financial measures in making financial, operating, and planning decisions and in evaluating our performance. Non-GAAP financial measures may reflect adjustments for charges such as fair value adjustments, amortization, transaction costs, severance, accelerated depreciation, and other similar expenses related to acquisitions as well as other items that are not related to our ongoing performance.

Adjusted Net Income:

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
(unaudited)	06/29/19	06/30/18	06/29/19	06/30/18
Net income (GAAP)	$21,499	$34,339	$44,905	$64,985
Pretax acquisition-related inventory fair value adjustment [1]	—	880	129	1,779
Pretax acquisition-related intangible assets amortization [2]	619	491	1,236	991
Pretax acquisition-related transaction and other costs [3]	313	252	2,765	332
Pretax investment impairment [4]	—	1,064	—	1,064
Tax adjustment (related to above items) [5]	(239)	(435)	(1,022)	(831)
Tax (benefit) charge related to pre-2016 state tax matters [5]	—	(368)	—	(368)

Adjusted net income (Non-GAAP)	$22,192	$36,223	$48,013	$67,952

Diluted earnings per share (GAAP)	$0.66	$1.03	$1.37	$1.95
Pretax acquisition-related inventory fair value adjustment [1]	—	0.03	0.00	0.05
Pretax acquisition-related intangible assets amortization [2]	0.02	0.01	0.04	0.03
Pretax acquisition-related transaction and other costs [3]	0.01	0.01	0.08	0.01
Pretax investment impairment [4]	—	0.03	—	0.03
Tax adjustment (related to above items) [5]	(0.01)	(0.01)	(0.03)	(0.02)
Tax (benefit) charge related to pre-2016 state tax matters [5]	—	(0.01)	—	(0.01)

Adjusted diluted earnings per share (Non-GAAP)	$0.68	$1.09	$1.46	$2.04
Weighted average diluted shares outstanding	32,676	33,226	32,811	33,355

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.

[ 1 ] – Pretax acquisition-related inventory fair value adjustments result from adjusting the value of acquired inventory from historical cost to fair value. Such costs were $0.1 million pretax (or $0.1 million after tax) during the twenty-six weeks ended June 29, 2019 and were included in Cost of Goods Sold.

[ 2 ] – Pretax acquisition-related intangible asset amortization results from allocating the purchase price of acquisitions to the acquired tangible and intangible assets of the acquired business and recognizing the cost of the intangible asset over the period of benefit. Such costs were $0.6 million pretax (or $0.5 million after tax) during the thirteen weeks ended June 29, 2019 and $1.2 million pretax (or $0.9 million after tax) during the twenty-six weeks ended June 29, 2019 and were included in Selling, General and Administrative expenses.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

[3] – Pretax acquisition-related transaction and other costs include costs incurred to complete and integrate acquisitions, adjustments to contingent consideration obligations, and facility consolidation expenses. During the thirteen weeks ended June 29, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $0.3 million pretax (or $0.2 million after tax). During the twenty-six weeks ended June 29, 2019, we incurred charges for integration costs, severance, and other facility consolidation expenses of $1.9 million pretax (and $1.4 million after tax) and accelerated depreciation of $0.8 million pretax (or $0.6 million after tax). Each of these were included in Selling, General and Administrative expenses. Additionally, we recorded inventory transfer costs of $0.1 million pretax ($0.1 million after tax) during the twenty-six weeks ended June 29, 2019 which were included in Cost of Goods Sold.

[4] – Pretax investment impairment results from the acquisition of the remaining outstanding shares of a previously unconsolidated entity. The estimated fair value of the net assets acquired was less than our prior investment in the entity. Such costs were $1.1 million pretax (and $1.1 million after tax) during the thirteen and twenty-six weeks ended June 30, 2018 and were included in Selling, General and Administrative expenses.

[5] – Tax adjustments represent the aggregate tax effect of all Non-GAAP adjustments reflected in the table above of $0.2 million during the thirteen weeks ended June 29, 2019 and $1.0 million during the twenty-six weeks ended June 29, 2019. Such items are estimated by applying our overall estimated tax rate to the pretax amount, or, by applying a specific tax rate if one is appropriate.

Adjusted Gross Profit:

	13 Weeks		13 Weeks
(unaudited)	06/29/19	Pct.	06/30/18	Pct.
Gross profit (GAAP)	$87,148	34.3	$92,701	38.9
Pretax acquisition-related inventory fair value adjustment	—	—	880	0.4

Adjusted gross profit (Non-GAAP)	$87,148	34.3	$93,581	39.3
Net sales	$254,175		$238,147

	26 Weeks		26 Weeks
(unaudited)	06/29/19	Pct.	06/30/18	Pct.*
Gross profit (GAAP)	$174,639	35.1	$181,337	39.0
Pretax acquisition-related inventory fair value adjustment	129	0.0	1,779	0.4
Pretax acquisition-related transaction and other costs	132	0.0	—	—

Adjusted gross profit (Non-GAAP)	$174,900	35.1	$183,116	39.3
Net sales	$497,966		$465,409

Adjusted SG&A Expenses:

	13 Weeks		13 Weeks
(unaudited)	06/29/19	Pct.*	06/30/18	Pct.*
SG&A expenses (GAAP)	$59,925	23.6	$49,921	21.0
Pretax acquisition-related intangible assets amortization	(619)	(0.2)	(491)	(0.2)
Pretax acquisition-related transaction and other costs	(313)	(0.1)	(252)	(0.1)
Pretax investment impairment	—	—	(1,064)	(0.4)

Adjusted SG&A expenses (Non-GAAP)	$58,993	23.2	$48,114	20.2
Net sales	$254,175		$238,147

*	Percentage of sales information may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted SG&A Expenses:

	26 Weeks		26 Weeks
(unaudited)	06/29/19	Pct.	06/30/18	Pct.
SG&A expenses (GAAP)	$117,676	23.6	$98,563	21.2
Pretax acquisition-related intangible assets amortization	(1,236)	(0.2)	(991)	(0.2)
Pretax acquisition-related transaction and other costs	(2,633)	(0.5)	(332)	(0.1)
Pretax investment impairment	—	—	(1,064)	(0.2)

Adjusted SG&A expenses (Non-GAAP)	$113,807	22.9	$96,176	20.7
Net sales	$497,966		$465,409

2019 Guidance:

The Company provided the following guidance ranges related to their fiscal 2019 outlook:

Adjusted Diluted Earnings Per Share:

	December 28, 2019
Fiscal Year Ended (unaudited)	Low End	High End*
Diluted earnings per share (GAAP)	$3.06	$3.30
Pretax acquisition-related inventory fair value adjustment [1]	0.00	0.00
Pretax acquisition-related intangible assets amortization [2]	0.08	0.08
Pretax acquisition-related transaction and other costs [1] [2]	0.18	0.14
Tax adjustments (related to above items) [3]	(0.06)	(0.05)

Adjusted diluted earnings per share (Non-GAAP)	$3.26	$3.46
Weighted average diluted shares outstanding	32,811	32,811

	December 28, 2019
Twenty-Six Weeks Ended (unaudited)	Low End*	High End
Diluted earnings per share (GAAP)	$1.70	$1.93
Pretax acquisition-related intangible assets amortization [2]	0.04	0.04
Pretax acquisition-related transaction and other costs [2]	0.10	0.05
Tax adjustments (related to above items) [3]	(0.03)	(0.02)

Adjusted diluted earnings per share (Non-GAAP)	$1.80	$2.00
Weighted average diluted shares outstanding	32,811	32,811

[1]—Included in Cost of Goods Sold

[2]—Included in Selling, General and Administrative Expenses

[3]—Included in Provision for Income Taxes

*	Adjusted diluted earnings per share (Non-GAAP) may not add due to rounding.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures

(in thousands, except per-share amounts)

Adjusted Operating Margin [1]:

	December 28, 2019
Twenty-Six Weeks Ended (unaudited)	Low End	High End
Operating margin (GAAP)	12%	14%
Pretax acquisition-related intangible assets amortization	0	0
Pretax acquisition-related transaction and other costs	1	1

Adjusted operating margin (Non-GAAP)	13%	15%

[ 1 ] – Operating margin is calculated as income from operations divided by net sales.